Exhibit 10.2

AGREEMENT

THIS AGREEMENT (‘Agreement’), dated November 20, 2015, is between Global Cosmetics, Inc., an entity organized and existing under the laws of the State of Nevada, with its registered office at Pavilion, 96 Kensington High Street, Kensington, W8 4SG, London, United Kingdom (hereinafter referred to as ‘LICENSEE’), Colorcos Company Limited, a corporation organized and existing under the laws of Thailand with its main office at 44/2 Moo 5, Puttha Monthon Sai 5 Road, Om-noi, Kratumban, Samutsakorn 74130, Thailand (hereinafter referred to as ‘Colorcos’); Bel-Air Cosmetics Corp, a corporation organized and existing under the laws of Delaware, United States of America, with its registered office at 1013 Centre Road, Wilmington, County of New Castle, Delaware DE 19805, United States Of America (hereinafter referred to as ‘Bel-Air) and J J Holand Limited, a corporation organized and existing under the laws of the British Virgin Islands, with its registered office at International Trust Building, Wickhams Cay 1, Tortola, British Virgin Islands (hereinafter referred to as ‘JJH’). LICENSEE, Colorcos, Bel-Air and JJH may be referred to individually as ‘Party’ or collectively as ‘Parties’.

WHEREAS,

i)	LICENSEE has been established to handle the registration, importation, distribution and marketing of personal care and cosmetics in the Territory;
ii)	Colorcos is a manufacturer of international quality cosmetic and personal care products with a facility in Thailand which is GMP and ISO Certified;
iii)	Bel-Air has arrangements to formulate and develop cosmetics and personal care products under the names of branded trademarks owned by JJH;
iv)	JJH is the owner of various trademarks in international class 3 (‘JJH Trademarks’), including trademarks in Thailand and Territory, and has product development agreements with Bel-Air;
v)	JJH and Colorcos have an exclusive manufacturing agreement for JJH Trademarks, under which Colorcos manufactures cosmetics and personal care products bearing JJH Trademarks (‘the Products’) and the designation thereon ‘made under license from Bel-Air Cosmetics USA; and
vi)	LICENSEE, Colorcos, Bel-Air and JJH have agreed to collaborate to import and market products bearing JJH Trademarks into the Territory.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	JJH’s GRANT TO LICENSEE

JJH shall grant to LICENSEE the exclusive user and exclusive importation and distribution rights for the FOR YOU TOO/4U2 Trademark and Designs of JJH in the ‘Territory’ (as defined in Clause 4 below).

In consideration for the rights granted herein by Bel-Air and JJH, LICENSEE shall issue to Keith M. McCulloch 400,000 shares of restricted common stock of LICENSEE which represents 10% of the issued and outstanding shares of stock of LICENSEE as of the date of this Agreement. LICENSEE has agreed to issue the shares of restricted common stock based on the following representations and warranties by Mr. McCulloch: (i) he has been advised that the share of common stock have not been registered under the Securities Act of 1933 (the “Securities Act”), as amended, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available; (ii) he is aware that the LICENSEE is under no obligation to effect any such registration with respect to shares of common stock or to file for or comply with any exemption from registration; (iii) he is acquiring the shares of common stock for his own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and he has no present intention of selling, granting any participation in, or otherwise distributing the same;

(iv) he has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time; (v) he is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act and shall submit to the LICENSEE such further assurances of such status as may be reasonably requested by LICENSEE; (vi) his principal residence is correctly set forth beneath his name on the signature page hereto; and (vii) he acknowledges that the LICENSEE has given him access to the corporate records and accounts of the LICENSEE and to all information in its possession relating to the LICENSEE, has made its officers and representatives available for interview by him, and has furnished him with all documents and other information required for him to make an informed decision with respect to receiving the shares of common stock as consideration hereunder. LICENSEE shall also grant an anti-dilution clause in favor of Keith M. McCulloch, ensuring future retention of 10% of the issued and outstanding common stock of the LICENSEE.

2.	LICENSEE’S GRANT TO COLORCOS

LICENSEE shall grant to Colorcos exclusive supply rights for the Products, subject to the ability of Colorcos to fulfill the supply requirements of LICENSEE.

3.	THE PRODUCTS AND PRICING AND COMPENSATION

Under JJH’s product development arrangements, LICENSEE is aware of and has approved the Products currently available and JJH and Colorcos shall present the Products and samples of all new Products as shall be developed, to LICENSEE for its approval and entry into its purchase list. The Products may include both cosmetics and personal care items. JJH will continue to update LICENCEE on all new Products in advance.

The Parties shall negotiate and agree pricing for each Product. Colorcos shall strive to keep prices as stable as possible and maintain prices for at least the first year of this launch, subject to the Thai Baht/US Dollar exchange rate being maintained within 5% of existing rates (Baht 35 : USD 1).

Colorcos/JJH shall confirm prices for all Products to LICENSEE and the basis on which pricing shall be quoted and other concessions being granted.

4.	TERRITORY

This Agreement shall be operative in North America, Europe and Australasia (the Territories). LICENSEE shall not distribute or sell to customers that LICENSEE believes are involved in export/commercial activities outside the Territories, unless approved in writing in advance by JJH.

Colorcos, Bel-Air and JJH shall use their utmost efforts to ensure that no sales of the Product to the Territories shall be coursed through any entity other than LICENSEE.

5.	TERM

This Agreement shall commence on November 20, 2015 for an initial period of five (5) years and shall be automatically renewed for further periods of five (5) years, unless terminated under the provisions of Clause 8 below.

6.	OBLIGATIONS OF PARTIES

i)	JJH/Bel-Air

To register and maintain the registrations of JJH’s FOR YOU TOO/4U2 Trademark in the Territories.

To develop new Products under its product development arrangements and have these Products made available to LICENSEE for evaluation.

To look into all ways to reduce or control product costs.

To make available to LICENSEE all relevant original advertising and promotion materials free of charge. Costs of adaptation and production of modified materials, if necessary as determined by LICENSEE, for use in the Territory by LICENSEE will be the responsibility of LICENSEE.

To supply Products as agreed to LICENSEE free of charge for registrations, approvals and outlet testers, as agreed in writing.

To make available to LICENSEE, a discrete website for use by LICENSEE under the domains of www.4u2cosmetics.com and www.4u2dreamgirl.com and allow LICENSEE to use these domains for links to social media or internet selling sites in Territories.

ii)	LICENSEE

To take all reasonable steps to have the Products registered and approved with the appropriate Government agencies as required by the Governing Law and to maintain such registrations and approvals.

To have and maintain a valid import license to import the Products into the Territories.

To purchase Products from Colorcos with written and approved purchase orders at the agreed prices at regular intervals to ensure that inventories of Products in its warehouse and at stores are adequate (minimum of three months of anticipated sales) to meet anticipated demand and to avoid any out-of-stock situations. Products shall be shipped as agreed with LICENSEE. Title to the Products shall pass to LICENSEE ex Colorcos factory.

LICENSEE’s obligations to purchase Products from Colorcos are subject to import controls and other laws and regulations of the Governments in Territories, and to the ability of Colorcos to meet the purchase order delivery requirements and volumes.

To pay Colorcos for Products ordered and shipped according to the terms agreed with Colorcos from time to time.

To store Products in ambient conditions to ensure product quality and integrity are maintained at all times.

To price Products to maintain Products at a competitive position.

To develop and maintain distribution and sales promotion for Products in outlets in the Territory and utilizing programs and materials as agreed from time to time with JJH.

To advertise and conduct public relations activities to introduce and support the FOR YOU TOO/4U2 Trademarks and the Products as agreed from time to time with Bel-Air and JJH.

To close-out slow moving products.

To prepare annual and quarterly sales, shipment and promotional plans and agree same with Bel-Air and JJH.

To supply Bel-Air and JJH with information on sales, inventories and other matters relevant to the Product.

Not to handle or represent in any way any brand of cosmetics that could be considered directly competitive to FOR YOU TOO/4U2 Trademark.

iii)	COLORCOS

To confirm, manufacture and ship LICENSEE orders for Products expeditiously and to agreed specifications and quality standards.

To maintain order fulfillment information and export documentation as reasonably required with LICENSEE at all times.

To extend to LICENSEE concessionary free goods and other promotional arrangements for at least the first year of this Agreement and to maintain prices and initial concessionary arrangements for one year, subject to the exchange rate fluctuations outlined in Clause 3 above.

To maintain strict cost control to ensure that Products are priced competitively and to provide Products at a cost which is no higher than the cost provided to any other Colorcos customer.

To send all new line Products to LICENSEE for evaluation and testing free of charge.

To provide Product testers as agreed between the Parties in writing from time to time.

7.	INTELLECTUAL PROPERTY

LICENSEE and Colorcos recognize JJH’s title to the FOR YOU TOO/4U2 Trademarks and all and any Designs produced by JJH or by any of its licensees and distributors as approved by JJH (Designs) and will not at any time do or cause to be done any act or thing, which in any way may impair the rights of JJH in this Trademark and Designs. In particular, LICENSEE and Colorcos will not represent that either Party has any title or right of ownership in the FOR YOU TOO/4U2 Trademark and Designs and will not attempt to register in Territories or any other jurisdiction any trademark that is similar or confusingly similar to this JJH Trademark and Designs.

All materials provided by JJH by whatever means to LICENSEE for 4U2 Products and for promotions, merchandizing and events, is free of charge but must not be changed or redesigned in any way, without the written approval of JJH. These materials can be used by LICENSEE and its staff for promoting the 4U2 brand positively both in the work environment, internet selling operations and in social media.

LICENSEE may become involved in 4U2 designs for new products, logos, promotions and events, which have not been finally approved by JJH, nor by LICENSEE in the Territories. Such designs and information are deemed to be trade secrets, confidential and not in the public domain. Accordingly, LICENSEE must make its staff, suppliers, service contractors and agents aware of this designation and require them not to use in any way such designs or information in the public domain unless so authorized by JJH in writing. In particular, provisions should be included in all LICENSEE’s employment, supply and service contracts to this effect.

JJH shall purchase model and design images for use in 4U2 products and materials from time to time as well as commissioning its own such materials. JJH ensures that such purchased model and design images can be used in the Territories, but cannot guarantee that other purchasers of such designs and images cannot use the images on similar products. If LICENSEE discovers a conflict in this regard, please report the details to JJH as soon as possible.

Music can perform a role in 4U2’s activities in events, sponsorships, promotions, social media and advertising. LICENSEE is required to obtain user rights to all prerecorded music used in the public domain in the Territories and to avoid any use of pirated music products. If jingles are developed, LICENSEE should attempt to assert ownership rights on these items on behalf of JJH. For music sponsorships, LICENSEE is encouraged to include usage rights for the talent’s music for as long as possible in all contracts, preferably with no geographic or media restrictions.

8.	TERMINATION

This Agreement may be terminated by any of the Parties by sending notice/letter to the other Parties by International Registered Mail (proof of delivery required) or by one of the reputable international courier companies (DHL, FedEx or TNT International, with proof of delivery) if either of the other Parties –

i)	commits a material breach of this Agreement which has been notified under the terms of this Agreement and which has not been remedied to the satisfaction of the claimant within ninety (90) days; or
ii)	becomes unable to carry out its obligations as stated in Clause 6 above; or
iii)	has all or a substantial part of its assets taken over by Government or a financial institution; or
iv)	ceases to function as a going concern or ceases to conduct its operations in the normal course of business or enters receivership or liquidation.

This Agreement may be terminated by either Bel-Air/Colorcos/JJH acting as one Party or LICENSEE at the end of the initial period or periods of extension by giving the other Party six months’ notice by letter sent to the other Parties by International Registered Mail (proof of delivery required) or by one of the reputable international courier companies (DHL, FedEx or TNT International, with proof of delivery).

Provided that Bel-Air/Colorcos/JJH have fulfilled all of their obligation under this Agreement, either Bel-Air/Colorcos/JJH acting as one Party may terminate this Agreement by giving the LICENSEE six months’ notice by letter sent to the other Parties by International Registered Mail (proof of delivery required) or by one of the reputable international courier companies (DHL, FedEx or TNT International, with proof of delivery) if the purchases by LICENSEE from Colorcos do not exceed the following amounts during the following periods of the term of this Agreement:

Period	Minimum Purchase Amount*

First 12 months	US $50,000
Second 12 months	US $150,000
Third 12 months	US $250,000

*Minimum Purchase Amount may include presentation, advertising and promotional expenditure which either promotes the FOR YOU TOO/4U2 Trademark or sales of the products. This includes, but is not limited to, websites, advertising campaigns, exhibitions, merchandising and so on.

Upon termination, the Parties must settle all outstanding financial and other matters, such as the manner of disposal of remaining stocks of Product, within 60 days of the date of termination.

9.	NON-ASSIGNABILITY

No Party shall assign this Agreement without the written consent of the other Parties.

10.	NON-COMPETITION

Nothing contained herein shall be construed as prohibiting LICENSEE from importing, distributing and marketing brands or products that do not directly compete with the Products in the Territories.

Nothing contained herein shall be construed as prohibiting BEL-Air/Colorcos/JJH acting as one party from selling or licensing to third parties, other brands or products that do not directly compete with the FOR YOU TOO/4U2 Trademark in the Territories.

11.	RELATIONSHIP BETWEEN THE PARTIES

LICENSEE, Bel-Air, Colorcos and JJH are independent contractors in relation to each other. It is understood that all four Parties and/or their agents, subsidiaries, affiliates and employees are in no way the legal representative or agent or employee of the other Parties for any purpose whatsoever and have no right or authority to assume or create in writing or otherwise any kind of obligation or liability, expressed or implied, in the name of or on behalf of either of the other Parties, unless otherwise specified in this Agreement.

12.	NOTICES

Except as provided in Clause 8 above, notices and other communications between the Parties shall be in the English language and shall be deemed to be validly given when transmitted by facsimile or in writing by airmail or by courier at the addresses shown below:

LICENSEE	Attention : Ben Ridding, CEO, Global Cosmetics Inc., 96 Pavillion, High Street, Kensington, W8 4SG, United Kingdom Facsimile No. ++ 44 207 657 3110

COLORCOS	Attention : Mrs. Saichai Apirutvarakul, Colorcos Co., Limited, 44/2 Moo 5, Puttha Monthon Sai 5 Road, Om-noi, Kratumban, Samutsakorn 74130, Thailand. Facsimile No. ++ 662 813 4737

JJH/Bel-Air	Attention : Keith M. McCulloch, J J Holand Limited, 18/38 Moo 8 (Moo Ban Putthadorn), Putthamonthon 4 Road, Krathum Lom, Sampran, Nakom Pathom 73220, Thailand. Facsimile No. ++ 662 889 9600

Any Party may vary its above address by advising the other Parties and requesting confirmation of receipt for validity of the new address to be established.

Nothing in this Clause shall be deemed to modify in any way the notice requirements in Clause 8 above.

13.	EXECUTION AND MODIFICATION

This Agreement contains the entire and only agreement between the Parties regarding the importation, distribution and marketing of the Products in the Territories. Any representations, terms or conditions relating thereto or in connection therewith which are not incorporated herein, shall not be binding on the Parties.

This Agreement shall be executed in at least four (4) original copies, each Party retaining one original copy.

No change, modification, extension, renewal, ratification, discharge, abandonment or waiver of the Agreement or of any of the provisions hereof or any representation, promise or condition relating to the Agreement shall be binding upon the Parties unless made in writing and signed by the duly authorized signatories of the Parties.

14.	WARRANTIES, CLAIMS AND INDEMNITIES

Colorcos warrants to LICENSEE and JJH that it shall comply with the terms and conditions of its 4U2 exclusive manufacturer license dated 1st January 2005 as amended, including the maintenance of all relevant GMP and ISO Certifications and compliance with the ASEAN Cosmetics Directive. A copy of the exclusive manufacturer license dated 1st January 2005 as amended shall be delivered to the LICENSEE upon closing.

Colorcos warrants to LICENSEE that it will ship Products to the specification and quality standard of samples provided on which LICENSEE’s purchase decisions shall be taken.

Claims regarding the quantity and quality of Products shipped by Colorcos to LICENSEE must be made by LICENSEE within 30 days after receipt of the Products by LICENSEE.

Products damaged or lost during shipment until the actual delivery of Products to LICENSEE shall be insured by the Parties with Colorcos as claimant and responsible for replacement. Any Products that have been short-shipped or are rejected on quality grounds by LICENSEE after shipment inspection shall be subject to further inspection by Colorcos or its appointed representative to verify the claim, which if proven, will be replaced by Colorcos.

Colorcos shall warrant the quality of Products supplied for a period of one year from the date of date of manufacture, subject to Products having been stored in ambient conditions, and handled carefully, recognizing the fragile nature of Products, subject to first-in-first-out management and reported as slow moving in inventory reports under Clause 3 ii) by LICENSEE. Any Products that are rejected by LICENSEE under these warranty provisions shall be subject to further inspection by Colorcos or its appointed representative to verify the claim.

If the above claims are justified, Colorcos shall replace the Products or agree the appropriate rebate and agree with LICENSEE on the disposition of any Products deemed not to meet quality standards. Colorcos represents and warrants that the Products shall meet or exceed all safety, packaging, labeling and legal and regulatory requirements of all jurisdictions within the Territories. Colorcos shall indemnify and hold harmless LICENSEE for any damages or claims arising from the use of the Products or any Product defects or Colorcos’ breach of the terms of this Agreement or any purchase orders.

LICENSEE warrants adherence to the laws of the Country/Countries in which it operates and shall indemnify and hold harmless Colorcos, Bel-Air and JJH from any damage or claims arising from breaches of the laws from the use, promotion, handling or sales of the Products by LICENSEE in the Country/Countries.

JJH warrants that the applications and registrations of JJH Trademarks will be managed by qualified Intellectual Property Lawyers in each Territory and that any License or use requirements in the Territory shall be drafted to comply fully with the Laws thereof, properly filed and maintained at JJH’s expense. JJH shall obtain JJH Trademarks for the Products in each Country within the Territory. LICENSEE shall provide JJH with appropriate assistance in this regard and shall sign and adhere to the terms and conditions of any required License or User Agreement. JJH shall indemnify and hold harmless LICENSEE for any damage or claims arising from the JJH Trademarks.

15.	FORCE MAJEURE

None of the Parties shall be liable to any or all of the others for any failure whether total or partial to fulfill any obligation or duty hereunder (other than a failure to pay any sum of money due) if such failure is attributable to any cause beyond the reasonable control of the Party affected by it including but not limited to any act of God, any restriction prohibition intervention or other act of any government, or any law regulation or order of a competent authority, or any strike lock-out or other industrial dispute or labor trouble, or any shortage of or inability to obtain materials or fuel or power or transportation, or any riot commotion war (whether declared or not) or civil or military unrest or any fire explosion storm flood or weather condition for so long only as such cause as aforesaid shall continue or subsist.

16.	GOVERNING LAW

This Agreement shall be governed by and construed under the laws of the State of Nevada, United States of America.

All disputes shall be settled through amicable discussions between the Parties.

IN WITNESS WHEREOF, the Parties have approved their authorized signatories to execute and sign this Agreement to be effective on November 20, 2015, as follows:

LICENSEE	In the Presence of:

By: Benjamin Ridding	(Name : Benjawan Changka)

COLORCOS COMPANY LIMITED	In th e Presence of:

By: Saichai Apirutvarakul, Director	(Name : )

BEL-AIR COSMETICS CORP.	In the Presence of:

By: Keith M. McCulloch, Director	(Name : Tuk Wongsawat)

J J HOLAND LIMITED	In the Presence of:

By: Keith M. McCulloch, Director	(Name : Tuk Wongsawat)

Solely with respect to the investor representations set forth in Section 1:

In the Presence of:

Keith M. McCulloch	(Name : Tuk Wongsawat)

Address:	18/38 Moo 8 (Moo Ban Putthadorn), Putthamonthon 4 Road, Krathum Lom, Sampran, Nakom Pathom 73220, Thailand.